Registration No. 333-109406

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINSTON HOTELS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-1872141
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

c/o Inland American Winston Hotels, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

(Address, Including Zip Code, of Principal Executive Offices)

Brenda G. Gujral, President

Inland American Winston Hotels, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 is being filed in order to deregister the undesignated securities of Winston Hotels, Inc. (“Winston”) having a total dollar amount of $79,800,000 remaining unsold pursuant to that certain Registration Statement on Form S-3 (Registration No. 333-109406) which was filed on October 2, 2003.

On April 2, 2007, Winston and WINN Limited Partnership, a North Carolina limited partnership and Winston’s operating partnership, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inland American Real Estate Trust, Inc., a Maryland corporation (the “Parent”), and Inland American Acquisition (Winston), LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“MergerCo”). Pursuant to the Merger Agreement, Winston merged with and into MergerCo, with MergerCo continuing as the surviving entity and the successor by merger to Winston. In connection with the merger, MergerCo converted into Inland American Winston Hotels, Inc., a Delaware corporation (“IAWH”). The merger became effective on July 1, 2007.

IAWH, as successor in interest to Winston in the merger files this post-effective amendment to remove from registration the undesignated securities of Winston having a total dollar amount of $79,800,000 that were registered by the registration statement, all of which remained unsold as of the consummation of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on July 12, 2007.

INLAND AMERICAN WINSTON HOTELS, INC., as successor in interest by merger to Winston Hotels, Inc

By:	/s/ Brenda G. Gujral
Name:	Brenda G. Gujral
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, as of July 12, 2007.

Signature	Title

/s/ Brenda G. Gujral	President and Director
Brenda G. Gujral

/s/ Brent West	Executive Vice President and Chief Financial Officer
Brent West

/s/ Thomas McGuinness	Director
Thomas McGuinness

/s/ Lori Foust	Director
Lori Foust